Exhibit 10b




                          CII/WPC Negotiated Settlement
                                October 23, 2003

     1. WPC to buy CII assets and all rights to "Products" technology as "Products" are defined in the parties' existing Agreement.

     2. Price to be $1,000.000.00 paid over a 10 year period:
        A.$100,000 at time of settlement.
        B.$100,000 per year 2 - 10 at $8,333.33/mo (Nos. are discounted to include interest).

     3. CII to agree to hold WPC harmless with respect to the "Products" technology.

     4. CII and Lou Surbrook to grant WPC a first acceptance of any new "Products" type technology (i.e., folder, 2 round printing deck, etc.) at a license rate of 5% of the products' selling price. An appropriate minimum annual license fee to be paid by WPC for the new Products technology to assure that WPC develops and markets any new Product it accepts.

     5. A final settlement agreement shall be executed by the parties which contains the usual and customary provisions for such an agreement and shall result in dismissal with prejudice of all claims asserted in the pending arbitration before Judge Larry Jordan. Any disputes arising in the parities' attempt to finalize this settlement shall be submitted to Judge Larry Jordan for binding resolution in an expeditions manner.

Color Impact                                Web Press Corporation
International Incorporated

/s/ Louis M. Surbrook                       /s/ Gary Palmer
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By: Louis M. Surbrook                       By: Gary Palmer
       President                            President

Date:   10/24/03                            Date:  10/24/03
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